EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

February 12, 2007

USEC Updates Cost Estimate and Schedule for American Centrifuge Plant

•	American Centrifuge project cost target increased to $2.3 billion; includes project spending through 2006 totaling $371 million

•	American Centrifuge plant capacity increases to 3.8 million SWU as a result of improved machine performance

•	Lead Cascade centrifuge machine design frozen; Lead Cascade operation expected in mid-2007

•	Initial plant production expected in 2009 with full SWU capacity expected in 2012

•	USEC seeking financial support for the project

Bethesda, MD – USEC Inc. (NYSE: USU) today announced the result of a comprehensive review of the estimated cost for building the American Centrifuge Plant and a revised schedule for completing the state-of-the-art uranium enrichment plant in Piketon, Ohio.

In 2006, USEC initiated a complete, bottom-up review of the American Centrifuge program to develop a better estimate of the cost and schedule for constructing the enrichment plant. As this review progressed, USEC reported in November 2006 that its new estimate would be significantly higher than an initial estimate of $1.7 billion that was developed in 2002 based on extrapolated data from the U.S. Department of Energy’s centrifuge project.

“The USEC management team used a variety of data points to develop an updated estimate for building this essential facility for America’s energy future,” said John K. Welch, USEC president and chief executive officer. “Our revised cost projection of $2.3 billion also used input from our project participants – Honeywell International, Alliant Techsystems, Boeing Company and Fluor Enterprises.

“We have also revised our schedule, reflecting the previously announced delay in beginning Lead Cascade operations that allowed for additional testing and demonstration of the individual machines. The time we invested in obtaining better performance proved to be very beneficial. We have frozen the design of our Lead Cascade centrifuge machine with tested performance that exceeds our initial target by approximately 10 percent,” he said.

“This is an ambitious plan from both a cost and a schedule perspective, and the target estimate assumes cost savings we are working to achieve in 2007. A year from now, as we begin to finalize manufacturing contracts, we should have more data that will improve our ability to more accurately estimate the ultimate cost of the commercial uranium enrichment plant. This is our target estimate based on the information that we have currently,” Welch added.

American Centrifuge Plant Cost Estimate

USEC’s target cost estimate for building the American Centrifuge Plant is $2.3 billion in nominal dollars, including amounts already spent and not including financing costs or additional reserves for contingencies. Through December 2006, USEC had spent $371 million to develop and demonstrate the American Centrifuge technology.

In 2006, USEC opted to delay building its Lead Cascade of centrifuges to allow for additional testing of individual machines at facilities in Oak Ridge, Tenn. This resulted in a delay of about one year, but also allowed the USEC project team at Oak Ridge to successfully test machines with an output of approximately 350 separative work units (SWU) per machine, per year. USEC had set a target performance of 320 SWU per machine, per year, which was about eight times higher than the next best commercially deployed centrifuge. The improved performance to date adds approximately 300,000 SWU to the previously expected plant capacity of 3.5 million SWU. The improvement should result in 3.8 million SWU plant capacity, based on our current estimates of machine output and plant availability.

The initial estimate of $1.7 billion was an update and extrapolation of cost projections prepared for DOE’s centrifuge project. Strong upward cost pressures of key materials that will be needed to manufacture the centrifuges and in the commodities that will be used in construction of the balance of the plant have increased our cost estimate. However, the expected increase in SWU output of individual centrifuges results in an increase in plant capacity that we expect will help to offset some of these cost increases over the long term.

USEC’s target cost estimate is subject to change as certain key variables are difficult to quantify with certainty at this stage of the project. These include potential increases in the market price for key materials and the cost of manufacturing complex centrifuge machine components on a commercial scale. In addition, the target estimate maintains an ambitious schedule for demonstration and deployment activities and reflects certain cost savings USEC expects to achieve in 2007 and beyond.  The Company is pursuing cost mitigation approaches involving value engineering, high volume manufacturing efficiencies and system/component refurbishment versus replacement to meet the target estimate and to help offset potential future cost increases as the project proceeds from demonstration to deployment.

Project Funding

USEC has been funding the American Centrifuge project through internally generated cash since 2002 when we signed the DOE-USEC Agreement and entered into a Cooperative Research and Development Agreement. The Company expects to have sufficient cash or access to cash through our bank credit facility to fund project activities in 2007, including building and evaluating the Lead Cascade. USEC expects to spend approximately $340 million in 2007 on the American Centrifuge project. The rate of planned investment will increase substantially after 2007 under our new deployment schedule, with spending in 2008 currently projected to be about double the level of 2007.

During the past four years, USEC has spent $371 million from internally generated cash to develop and demonstrate the American Centrifuge technology. To fund the balance of the American Centrifuge project, our plan has been to use internally generated cash flow together with funds raised through equity and debt offerings. Given the declining level of cash generated by our existing operations, the increase in cost to complete the American Centrifuge project and the current level of perceived risk in the project, USEC will need some form of investment or other participation by a third party and/or the U.S. government to raise the capital required in 2008 and beyond to complete the project on our deployment schedule. USEC has been exploring such investment or other participation with companies that might have a strategic interest in the nuclear fuel business and with the U.S. government, which we believe has an interest in the deployment of U.S.-owned centrifuge technology. The Company has also been exploring ways in which our customers and American Centrifuge project participants and vendors could help support the financing of the project. In addition, we continue to pursue operational initiatives to improve our financial position and increase the probability of a successful financing of the project.

Project Update and Schedule

USEC’s project team has frozen the design of the centrifuge machine that will be deployed over the next several months in the initial Lead Cascade, which is expected to be in operation by mid-year. During 2007, the project team will continue to optimize the performance of the centrifuge machines and conduct value engineering demonstrations at the Oak Ridge facility. This work is intended to achieve the lower centrifuge unit costs that USEC has assumed in arriving at the $2.3 billion target cost estimate.

Start-up activities at Piketon for the Lead Cascade continue. A small number of centrifuges have been installed at the American Centrifuge Demonstration Facility and have been operated in the last three months. Related cascade systems have been conditioned with uranium hexafluoride gas, and USEC expects to introduce the uranium gas into the centrifuges in the near future. These machines will help verify cascade configuration and support system functionality. USEC and its project participants have begun building centrifuge machines based on the frozen design parameters and expect to begin installing the Lead Cascade machines in March or April 2007.

The previously announced one-year delay in beginning Lead Cascade operations has resulted in pushing out the schedule for building and operating the American Centrifuge Plant. USEC is now working towards beginning commercial plant operations in late 2009 and having approximately 11,500 machines deployed in 2012, which would provide about 3.8 million SWU capacity, based on our current estimates of machine output and plant availability.

A 2002 agreement between USEC and DOE includes a series of milestones for deploying the American Centrifuge technology. In recent weeks, USEC and DOE have discussed the October 2006 milestone of obtaining satisfactory reliability and performance data from Lead Cascade operations. Also under discussion is a January 2007 milestone regarding having a financing commitment in place. USEC believes that it will reach a mutually acceptable agreement with DOE regarding rescheduling of these two milestones and how future progress should be evaluated.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

This document contains “forward-looking statements” – that is, statements related to future events.  In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: the success of the demonstration and deployment of our American Centrifuge technology, including our ability to meet our target cost estimate and schedule for the American Centrifuge plant and our ability to secure required external financial support; changes in existing restrictions on imports of Russian enriched uranium; pricing trends in the uranium and enrichment markets; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding; the competitive environment for our products and services; changes in the nuclear energy industry; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and subsequent quarterly Form 10-Qs. We do not undertake to update our forward-looking statements except as required by law.

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